EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-182583, 333-173682 and 333-179473 on Form S-3 and Registration Statement No. 333-175712 on Form S-8 of our reports dated February 26, 2014, relating to the consolidated financial statements of ARMOUR Residential REIT, Inc. and subsidiary, and the effectiveness of ARMOUR Residential REIT, Inc. and subsidiary’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of ARMOUR Residential REIT, Inc. for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP
 Certified Public Accountants

Miami, Florida
February 26, 2014